Mr. Jeff Paikin
400-69 John St. South
Hamilton, ON L8N 2B9
P - 905-777-0000

June 17, 2014

Dear Mr. Paikin,

This letter confirms your appointment to, and your acceptance of, your role as a member of Enertopia Corp.'s Advisory Board for a period of not less than one year, but to be determined by certain performance thresholds as noted below.

As an advisor to Enertopia Corp, you agree to make available to the Board of Directors of Enertopia and to myself as President/CEO of Enertopia, your time and expertise as required to assist us to evaluate opportunities and procedures in the legal marijuana sector. We would expect your expertise in the areas of project evaluation; building selection; finance and such other areas as you feel best represent your abilities.

In return for your agreeing to assist us in this manner, we will pay to you the following schedule of compensation for your participation on our Advisory Board, to a total of 1,350,000 restricted common shares. Any/all shares issued must be in compliance with all Canadian and US regulations, and you must remain a member of our Advisory Board at the time of each compensation award.

The table below represents milestones to be achieved at the building location known to you and to Enertopia Corp, but not disclosed herein due to reasons of competitiveness within the industry. It is understood that the plant will be outfitted and designed to produce medical marijuana under Health Canada’s MMPR program.

Shares On Signing	Shares On Municipal Approval	Shares on Health Canada “Comfort Letter”	Shares On Health Canada Approval	Shares on First Harvest	Shares on $5,000,000 in Plant Revenue
90,000 (Paid)	135,000	270,000	315,000	270,000	270,000

We very much appreciate your time and expertise and believe you can make a valuable contribution to Enertopia's success.

If this is acceptable to you, please sign this letter as specified below, and return to me via scan at mcallister@enertopia.com or kameo300@gmail.com at your earliest convenience.

Yours Truly,

Robert McAllister
President / CEO
Enertopia Corp

________________________
Accepted: Jeff Paikin